Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. AND BEIJING DOUBLE-CRANE
PHARMACEUTICAL CO., LTD. ANNOUNCE A DEVELOPMENT, LICENSE AND
SUPPLY AGREEMENT FOR OXYGENT(TM) IN THE PEOPLE’S REPUBLIC OF CHINA

        San Diego, CA; May 16, 2005 — Alliance Pharmaceutical Corp.(“Alliance”)(OTC Bulletin Board: ALLP), through its subsidiary PFC Therapeutics, LLC, and Beijing Double-Crane Pharmaceutical Co., Ltd. (“Double-Crane”) today announced that they have entered into a Development, License and Supply Agreement (“Agreement”) for the development of Oxygent(tm) in The People’s Republic of China (“PRC”).

        Pursuant to the Agreement, Double-Crane will make an upfront license fee payment and certain milestone and royalty payments to Alliance. Double-Crane will conduct clinical trials in the PRC, in accordance with international guidelines, to receive marketing approval for Oxygent in the PRC. Alliance will have the right to use any data derived from the clinical trials in other countries.  Double-Crane will have the option to manufacture Oxygent in the PRC after obtaining approval from the regulatory authorities in the PRC and they will also have a right of first refusal to add specific additional countries to the Agreement upon further negotiation with Alliance.

        “Over the past year, we have worked closely with the Double-Crane professionals as well as experts from the leading hospitals in China to develop a plan for advancing the clinical development of Oxygent,” said Duane Roth, Alliance Chairman and CEO. “We are very pleased to partner with such a great team that has extensive experience in clinical development, manufacturing and marketing of products that are synergistic to Oxygent.”

        “We are pleased to become Alliance’s development partner for Oxygent in China,” said Xin Li, President Double-Crane. “We have great respect for the high quality work that the Alliance development team has achieved over the past decade and believe that working together, we can complete the clinical testing necessary to obtain market approval.”

        Yu Zhang, Vice Chairman Double-Crane also adds, “During the past year’s cooperation with Alliance team, we are glad to find that they are sincere, precise and hard-workers. After much discussion, we respect their more than 10 years of research and recognize the potential of Oxygent.”

About Double-Crane

        Double-Crane was established and listed on May 22, 1997 (share code:  600062) in Shanghai Securities Exchange China.  By the end of 2004, Double-Crane had controlled shareholding in 23 subsidiaries and share in seven companies in 10 provinces throughout China.   Double-Crane covers many areas of R & D, production, marketing, logistics, equipment, etc. and participates in markets like synthetic antibiotics, cardiovascular, raw materials and GI.  Double-Crane is the market leader in China for IV solutions. The revenues of Double-Crane in 2004 were US$510 million.  Double-Crane is one of the largest pharmaceutical companies in China.

About Alliance

        Alliance Pharmaceutical Corp., founded in 1989, is a development-stage pharmaceutical company that is currently focused on developing its lead product, Oxygent.  Alliance is currently the only company that has advanced a synthetic PFC emulsion-based oxygen therapeutic into late-stage multi-center international clinical trials in both Europe and North America. Alliance is developing Oxygent as an intravascular oxygen therapeutic, based on its proprietary PFC and surfactant technologies.

        Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the results of scientific advice of the regulatory authorities of the PRC and uncertainties associated with the conduct of preclinical or clinical studies. Alliance refers you to cautionary information contained in documents Alliance files with the Securities and Exchange Commission from time to time, including the last Form 10-KSB and Form 10-QSB, and those risk factors set forth in the most recent registration statement on Form SB-2 (File No. 333-119428). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact for further information in the U.S:
Corporate Communications
Alliance Pharmaceutical Corp.
San Diego, CA
(858) 410-5275